Exhibit (e)(1)(A)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

601 Congress Street

Boston, MA 02210

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Ladies and Gentlemen:

Pursuant to Section 1 of the ETF Distribution Agreement dated as of July 9, 2015 (the “ETF Distribution Agreement”), by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and Foreside Fund Services, LLC, a Delaware limited liability company, please be advised that the Trust has established five (5) new series of its shares, namely:

(i)	John Hancock Multifactor Consumer Staples ETF;
(ii)	John Hancock Multifactor Energy ETF;
(iii)	John Hancock Multifactor Industrials ETF;
(iv)	John Hancock Multifactor Materials ETF; and
(v)	John Hancock Multifactor Utilities ETF (collectively, the “Funds”).

Please be further advised that the Trust desires to retain Foreside Fund Services, LLC to serve as distributor under the ETF Distribution Agreement for the Funds. A revised Exhibit A showing the complete list of funds for which Foreside serves as distributor has been attached hereto.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

FORESIDE FUND SERVICES, LLC		JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	/s/ Mark Fairbanks	By:	/s/ Charles A. Rizzo
Name: Mark Fairbanks		Name: Charles A. Rizzo
Title: Vice President		Title: Chief Financial Officer

Dated: as of March 21, 2016

EXHIBIT A

Funds List

As of March 21, 2016

John Hancock Multifactor Large Cap ETF

John Hancock Multifactor Mid Cap ETF

John Hancock Multifactor Consumer Discretionary ETF

John Hancock Multifactor Financials ETF

John Hancock Multifactor Healthcare ETF

John Hancock Multifactor Technology ETF

John Hancock Multifactor Consumer Staples ETF

John Hancock Multifactor Energy ETF

John Hancock Multifactor Industrials ETF

John Hancock Multifactor Materials ETF

John Hancock Multifactor Utilities ETF

BOLD indicates new fund.